Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Marinus Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-206351) and Form S-8 (No. 333-200701) of Marinus Pharmaceuticals, Inc. of our report dated March 7, 2016, with respect to the balance sheets of Marinus Pharmaceuticals, Inc. as of December 31, 2015 and 2014, and the related statements of operations, and stockholders’ equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 2015 annual report on Form 10-K of Marinus Pharmaceuticals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 7, 2016